Exhibit 99.1

WTC INDUSTRIES, INC.

FOR IMMEDIATE RELEASE

April 13, 2004

Contact:

  Greg Jensen, Chief Financial Officer

  WTC Industries, Inc.

  OTC Bulletin Board: WTCO

  Telephone:

(651) 554-3140

  Fax:

(651) 450-5182

WTC Industries, Inc. Announces Record First Quarter Results

Eagan, Minnesota. WTC Industries, Inc. and its wholly owned subsidiary PentaPure Incorporated reported record net sales of $10,919,000 in first quarter 2004, more than doubling its first quarter 2003 net sales of $5,414,000. The Company also increased its sales by 31% over 2003 fourth quarter net sales of $8,306,000. The increase is primarily due to higher unit sales of the Company’s original equipment filtration systems to its appliance customers and a significant increase in replacement filter sales to the growing base of refrigerators that use the Company's proprietary replacement filters. The Company also recently introduced a new line of point-of-use water products for a major customer that resulted in significant new product sales in the first quarter of 2004.

 Net income for the first quarter was $1,069,000, an increase of 159% from  $413,000 in the first quarter of 2003. Basic and diluted earnings per share for the first quarter 2004 were $.57 and $.43, respectively, compared to $.25 and $.19, respectively, in 2003.

 Gross profit for the first quarter was $3,467,000, compared to $1,798,000 in 2003. The increase in gross profit is primarily due to higher net sales in relation to fixed costs. Research and development expenses for first quarter 2004 increased to $530,000 from $387,000 in 2003. This increase was primarily due to new product development and staff additions to enhance the Company’s research and development capability.

Commenting on business conditions and the outlook for 2004, James Carbonari, the Company’s President and Chief Executive Officer, stated, "We anticipate a record year in both sales and profitability with continued growth in sales of refrigerator filtration systems.  The rollout of new point-of-use products to the home improvement market is expected to have a significant impact on new product sales.  Replacement filter sales will continue to positively impact both sales and profitability.  The Company's investments in new automation equipment continue our efforts to reduce labor costs resulting in improved operating margins.  Innovation continues to be our prime motivation in new product development and filtration technology.  We believe we have positioned the Company to meet its objective of becoming a market leader of water filtration products to the appliance industry."

WTC Industries, Inc. designs and manufactures water filtration products for the consumer market.

Except for historical information, the matters discussed in this press release (such as expected sales and profitability) are forward-looking statements that involve risks and uncertainties. Actual results could differ materially and adversely from the forward-looking statement for the reasons described in the Company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-KSB for the year ended December 31, 2003, and including, but not limited to, loss of a significant customer, unanticipated manufacturing difficulties or quality control problems, disruption in sources of supply, the effect of economic conditions, the impact of competitive products, pricing pressure from customers, and technological difficulties.